EX-28.d.m.iii

AMENDMENT

TO

SUBADVISORY AGREEMENT

This Amendment (“Amendment”) to the Subadvisory Agreement dated June 13, 2019, as amended March 10, 2021, June 15, 2022 and January 1, 2025 (the “Agreement”), by and among NATIONWIDE VARIABLE INSURANCE TRUST (the “Trust”), NATIONWIDE FUND ADVISORS (the “Adviser”) and J.P. MORGAN INVESTMENT MANAGEMENT INC. (the “Subadviser”) is entered into as of the 12th day of March, 2025 by and among the Trust, the Adviser and the Subadviser. Any term not defined in this Amendment shall have the meaning ascribed to it in the Agreement.

In consideration of the mutual promises and covenants between the parties, the Trust, the Adviser and the Subadviser hereby agree to amend the Agreement as follows:

1.	Exhibit A of the Agreement is deleted in its entirety and replaced with Exhibit A attached hereto.

2.	Except as modified herein, the terms and conditions of the Agreement, as amended, remain unchanged and in full force and effect.

This Amendment, the Agreement and the attachments thereto constitute the entire agreement among the parties and supersede all prior agreements and understandings between them relating to the subject matter hereof. No modification of the Agreement or this Amendment shall be binding on any party unless it is in writing and signed on behalf of each party by a duly authorized representative. This Amendment may be executed in counterparts, including via facsimile, all of which taken together shall constitute a single instrument.

IN WITNESS WHEREOF, the Trust, the Adviser and the Subadviser have caused this Amendment to be executed on their behalf by their duly authorized officers as of the day and year written above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Christopher Graham
Name: Christopher Graham
Title: VP, Chief Investment Officer

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Christopher Graham
Name: Christopher Graham
Title: VP, Chief Investment Officer

SUBADVISER
J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Danielle K. Azua
Name: Danielle K. Azua
Title: Vice President

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE VARIABLE INSURANCE TRUST,

NATIONWIDE FUND ADVISORS

AND J.P. MORGAN INVESTMENT MANAGEMENT INC.

Effective June 13, 2019, as amended March 10, 2021, June 15, 2022 and January 1, 2025

As amended March 12, 2025*

Funds of the Trust	Subadvisory Fees
NVIT J.P. Morgan U.S. Equity Fund	0.20% on all Subadviser Assets

NVIT J.P. Morgan Digital Evolution Strategy Fund	0.34% on all Subadviser Assets

NVIT J.P. Morgan Innovators Fund	0.34% on all Subadviser Assets

NVIT J.P. Morgan Large Cap Growth Fund	0.40% on Subadviser Assets of up to $100 million; 0.30% on Subadviser Assets of $100 million and more but less than $200 million; and 0.20% on Subadviser Assets of $200 million and more

NVIT J.P. Morgan US Technology Leaders Fund	0.34% on all Subadviser Assets

NVIT J.P. Morgan Inflation Managed Fund	0.15% on all Subadviser Assets

*	As approved at the Board of Trustees Meeting held on March 11-12, 2025.

IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Christopher Graham
Name: Christopher Graham
Title: VP, Chief Investment Officer

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Christopher Graham
Name: Christopher Graham
Title: VP, Chief Investment Officer

SUBADVISER
J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Danielle K. Azua
Name: Danielle K. Azua
Title: Vice President